Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS FIRST QUARTER FISCAL 2016 EARNINGS

SALES OF $2.4 BILLION
REPORTED EPS OF $2.87 FROM CONTINUING OPERATIONS (DILUTED)1

•	Organic sales down 2 percent on a constant currency basis year-over-year, up 1 percent excluding oil & gas and other non-IGT power generation markets

•	Deployed $498 million to acquisitions and share repurchases

•	Fiscal 2016 guidance adjusted for interest expense impact of bond issuance; operational views intact

PORTLAND, Oregon - July 28, 2015 - Precision Castparts Corp. (NYSE:PCP) reported its results for the first quarter of fiscal 2016:

Consolidated PCC
(Unaudited; in millions, except per share data)	Q1 FY16	Q1 FY15	Change
Sales	$2,412	$2,520	(4)%
Consolidated Operating Income	$619	$737	(16)%
Operating Income Margin	25.7%	29.2%	(350)	bp
Net Income from Continuing Operations[1]	$399	$485	(18)%
Earnings per Share - Continuing Operations (diluted)[1]	$2.87	$3.32	(14)%
1 Attributable to PCC

“Operationally, Investment Cast Products delivered solid performance, effectively leveraging volume growth into strong margin expansion versus the first quarter of fiscal 2015,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Industrial gas turbine and the next generation aircraft engines remain solid demand drivers for the segment. Forged Products has appropriately adjusted its cost structure to the demand realities of the oil & gas markets, and this quarter marks a first step in the process of recovering a higher level of performance compared to the fourth quarter of fiscal 2015. While Airframe Products had a slow start to the year, reflecting fastener demand timing and also a heavy new product development load to support contracted share gains and program ramps in our Aerostructures operations, we expect improved performance through this year. The demand load is in front of us and the Airframe Products team is laser-focused on delivering against that opportunity.
“We have adjusted our guidance for fiscal year 2016 to reflect the interest expense from our June bond issuance of $2 billion, a step that has prepared PCC’s balance sheet to act on the capital deployment actions we have outlined previously. Our view on our core operations and end markets for the year is unchanged, although we believe Airframe Products revenue growth is more likely to be at the lower end of our previously discussed range, reflecting the effort to balance the new development work with ongoing production. For oil and gas, our customers’ buying patterns remain depressed but consistent with our expectations, and we have already taken the necessary steps to right-size our operations for the current environment.
“On the capital deployment front, we spent $266 million on two tuck-in acquisitions and $232 million on share repurchases,” Donegan said. “We also announced that we have reached agreement to acquire Composites Horizons (CHI), a leading producer of high-temperature composite and ceramic matrix composite materials for the jet engine market, and Noranco, a machining operation that expands our capabilities in landing gear and engine components. With CHI in our portfolio, PCC will be positioned to answer our customer’s needs for a broader range of material solutions in the hot section of the engine. Our actions in the first quarter were consistent with our balanced capital deployment framework.”

FY16 Financial Guidance Summary
($ in billions; except per share and percentage metrics)	FY16
Sales	$10.0 - $10.4
% change year-over-year	+0% - 4%

Operating Income Margin	26.6% - 27.3%
Basis point change year-over-year	(80) - (10)

EPS from Continuing Operations (diluted)	$12.25 - $13.15[2]
% change year-over-year	(3%) - 4%

Free Cash Flow (Defined as cash from operations, less capital expenditures)	~ $1.4 - $1.5

Planning assumptions:

1.	Full-year diluted share count of 137.9 million

2.	Full year effective tax rate ~32.5%

3.	Net interest expense: $120 million ($33 million per quarter Q2 to Q4 FY16)[2]

4.	Pension: Stable versus FY15

5.	Currency: Euro = $1.05 and Pound = $1.45

2 Updated to reflect impact of June bond issuance

Q1 FY16 Segment Results

Investment Cast Products
(Unaudited; in millions)	Q1 FY16	Q1 FY15	Change
Sales	$632	$625	1%
Operating Income	$237	$224	6%
Operating Margin	37.5%	35.8%	170	bp

•
Sales grew by 1 percent with flat contractual pass-through pricing year-over-year. Commercial aerospace sales increased 6 percent year-over-year, with balanced performance from both OEM and spares. Regional/business jet sales were stable, while military shipments were lower by 15 percent, reflecting weaker demand for components for new build aircraft. IGT sales grew by 4 percent, driven by the Company’s higher content on upgrade programs and new production turbines, as well as growing spares demand.

•
The segment's operating income increased 6 percent, and operating margins expanded by 170 basis points year over year from 35.8 percent to 37.5 percent, resulting from effective leverage of higher volumes.

Forged Products
(Unaudited; in millions)	Q1 FY16	Q1 FY15	Change
Sales	$1,001	$1,088	(8)%
Operating Income	$204	$309	(34)%
Operating Margin	20.4%	28.4%	(800)	bp

•
Sales declined by 8 percent, including a negative impact of approximately $25 million from metal prices and contractual pass-through pricing. On a constant currency basis and adjusting for metals, base sales declined 5 percent, but were 3 percent higher excluding the declines in the oil & gas and other non-IGT power generation markets. Commercial aerospace sales grew by 5 percent, including the continued negative impact from destocking at a single aerospace customer. Regional/business jet sales were modestly lower, while military sales declined reflecting lower OEM build activity. Power sales decreased by 33 percent, chiefly as a result of the lower oil & gas and pipe demand, while IGT was stable.

•
Operating income dropped by 34 percent, while operating margins fell 800 basis points to 20.4 percent as a result of negative volume leverage and weaker product mix in oil & gas markets, magnified by negative throughput effects associated with the decline in oil & gas and other distribution channels.

Airframe Products
(Unaudited; in millions)	Q1 FY16	Q1 FY15	Change
Sales	$779	$807	(3)%
Operating Income	$218	$242	(10)%
Operating Margin	28.0%	30.0%	(200)	bp

•
Sales declined by 3 percent, driven by lower military and general industrial sales. Commercial aerospace sales were relatively flat year-over-year, reflecting fastener demand timing and impact of new development work on aerostructures sales. On a constant currency basis, base sales declined by 1 percent.

•
Operating income fell by 10 percent, and operating margins decreased 200 basis points from 30.0 percent to 28.0 percent, reflecting lower volumes, product mix, and initial inefficiencies on new product introductions.

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Precision Castparts is hosting a conference call to discuss the above financial results today at 8:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://event.on24.com/r.htm?e=1012072&s=1&k=8F4BF5FCC5166F6CF4AEE13F2162475C

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call:
http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (800) 946-0716, Access Code: 1079991. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 1079991.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures, and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing, and market acceptance of new commercial and military programs, and our ability to accelerate production levels to meet order increases on new or existing programs in a timely fashion; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; changes in inventory valuations; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; fluctuations in oil & gas prices and production; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and the implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended
	June 28, 2015	June 29, 2014
Net sales	$2,412	$2,520
Costs and expenses:
Cost of goods sold	1,625	1,627
Selling and administrative expenses	168	156
Interest expense	20	17
Interest income	(1)	(1)
Total costs and expenses	1,812	1,799
Income before income tax expense and equity in loss of unconsolidated affiliates	600	721
Income tax expense	(197)	(237)
Equity in loss of unconsolidated affiliates	(3)	—
Net income from continuing operations	400	484
Net loss from discontinued operations	—	(2)
Net income	400	482
Net (income) loss attributable to noncontrolling interests	(1)	1
Net income attributable to Precision Castparts Corp. ("PCC")	$399	$483
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.89	$3.35
Net loss per share from discontinued operations	—	(0.02)
Net income per share	$2.89	$3.33
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.87	$3.32
Net loss per share from discontinued operations	—	(0.01)
Net income per share	$2.87	$3.31
Weighted average common shares outstanding:
Basic	138.1	144.9
Diluted	138.9	145.9
	Three Months Ended
	June 28, 2015	June 29, 2014
Sales by Segment
Investment Cast Products	$632	$625
Forged Products	1,001	1,088
Airframe Products	779	807
Total	$2,412	$2,520
Segment Operating Income (Loss)[2]
Investment Cast Products	$237	$224
Forged Products	204	309
Airframe Products	218	242
Corporate expense	(40)	(38)
Consolidated segment operating income	619	737
Interest expense	20	17
Interest income	(1)	(1)
Income before income tax expense and equity in loss of unconsolidated affiliates	$600	$721

[1] Reported results for the three months ended June 29, 2014 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in loss of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	June 28, 2015	March 29, 2015
Cash and Debt Balances
Cash	$1,056	$474
Total Debt	$5,286	$4,587
Total PCC Shareholders' Equity	$11,219	$10,929

Working Capital Items[1]
Receivables, Net	$1,644	$1,710
Inventories	3,760	3,640
Accounts Payable	1,041	1,162
Total	$4,363	$4,188

	Three Months Ended
	June 28, 2015	June 29, 2014
Selected Cash Flow Items[1]
Depreciation and Amortization	$84	$78
Capital Expenditures	$(94)	$(75)
Acquisitions of Businesses, Net of Cash Acquired	$(266)	$(625)

	Three Months Ended
	June 28, 2015	June 29, 2014
Sales by Market[1]
Aerospace	72%	69%
Power	15%	18%
General Industrial & Other	13%	13%

[1] Reported results exclude discontinued operations.